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Exhibit 2.1

August 27, 2015

Please Sign and Return before September 18, 2015

SOLICITING DEALER GROUP AGREEMENT

To Members of:
The Financial Industry Regulatory Authority
Dear Sirs/Mesdames:

        As you may know, Sprott Asset Management Silver Bid LP (the "Offeror") has made an offer (the "Offer") dated May 27, 2015 to purchase, on the terms and subject to the conditions set out in the Offering Documents (as defined below), all of the issued and outstanding units (the "SBT Units") of Silver Bullion Trust ("SBT"), other than any SBT Units held directly or indirectly by the Offeror, for units of Sprott Physical Silver Trust on a net asset value ("NAV") to NAV exchange basis. The Offer expires at 5:00 p.m. (Toronto time) on September 18, 2015 (the "Expiry Time"), unless extended or withdrawn. The Offer is made subject to the terms and conditions as outlined therein.

        Capitalized terms used herein and not otherwise defined have the meanings given to them in the Offeror's Offer to Purchase and the related Circular dated May 27, 2015 and Letter of Transmittal, each filed with the Ontario Securities Commission ("OSC") and the U.S. Securities and Exchange Commission ("SEC"), the registration statement on Form F-10 filed with the SEC in connection with the Offer, and any such other documents (including press releases and advertisements) relating to the Offer, each as amended, varied or supplemented from time to time (collectively, the "Offering Documents").

Soliciting Dealer Group

        Sprott Global Resource Investments, Ltd. (the "Dealer Manager") has been appointed by the Offeror to act as the Offeror's dealer manager for the Offer and will form and manage a soliciting dealer group (the "Soliciting Dealer Group") consisting of the Dealer Manager and other members of the Financial Industry Regulatory Authority ("FINRA") to assist in the solicitation of SBT Units to be deposited under the Offer from holders of SBT Units. You are hereby invited to become a member of the Soliciting Dealer Group in the U.S. (each member being referred to herein as a "Member") in accordance with the terms set forth herein and on the terms and subject to the conditions set forth in Offering Documents. By agreeing to become a Member, you agree that you will use commercially reasonable efforts to contact holders of SBT Units and to assist the Offeror in soliciting the holders of SBT Units to tender to the Offer and to comply with all applicable U.S. legislation, regulations, rules, policies and orders of all applicable U.S. securities regulatory authorities and stock exchanges having jurisdiction, including rules promulgated by the OSC and the SEC governing communications in the context of business combinations.

        Members of the Soliciting Dealer Group may only solicit the tender of SBT Units under the Offer or otherwise communicate in respect of the Offer if they are, or are acting through a duly qualified U.S. affiliate that is, registered with the SEC and FINRA and in compliance with applicable state requirements.

        The Dealer Manager shall not be liable or responsible for any actual or alleged act or omission of any other Member.

        No Member of the Soliciting Dealer Group is authorized to act as an agent for the Offeror, Sprott Asset Management LP, Sprott Physical Silver Trust or the Dealer Manager, nor are the members to make any representations in connection with the Offer other than those contained in the Offering Documents.

Solicitation Fees

        The Offeror will pay a solicitation fee of U.S.$0.0448 per SBT Unit if:

  (a)
  such SBT Unit is either (i) taken-up and paid for by the Offeror under the Offer, or (ii) provided the Merger Transaction is completed, deemed to be withdrawn from the Offer under the Merger Election; and

  (b)
  the holder bears a U.S. address,

to any Member through whom such SBT Unit is validly deposited to the Offer, based on, among other things, the claims submitted, CDS and DTC participant deposits and the CDS and DTC participant list as at the Expiry Time. The aggregate amount payable to a Member with respect to any single depositing beneficial holder of SBT Units will be a minimum of U.S.$50.00 and a maximum of U.S.$1,500.00, provided that the minimum fee shall only be payable in respect of deposits of 1,000 SBT Units or more. Where SBT Units deposited and registered in a single name are beneficially owned by more than one person, only one minimum and maximum amount will be applied. The Offeror will not be required to pay a fee to more than one Member in respect of any one beneficial owner of SBT Units. If more than one Member requests payment in respect of a beneficial owner, no fee will be payable by the Offeror except upon the written direction of all such Members. The Offeror may require the Member to furnish evidence of beneficial ownership satisfactory to the Offeror before payment of such solicitation fees. No solicitation fee will be payable in respect of any SBT Units deposited using the services of the Dealer Manager or transmitting their SBT Units directly to the Depositary. For greater certainty, no solicitation fee will be paid if the Offer is withdrawn or terminates and no SBT Units are taken up and paid for thereunder or if the Merger Transaction is not completed. All determinations under this paragraph shall be at the reasonable discretion of the Offeror.

        Sprott Global Resource Investments, Ltd., as the Dealer Manager for the Soliciting Dealer Group, reserves the right to withhold fees in the event of any dispute as to payment of fees or to waive or determine any such fee in the event of any dispute over any matter relating thereto. No reallowance of any part of this fee is permitted. As a Member of the Soliciting Dealer Group for the Offer, you agree that you will not charge any fees or commission to holders of SBT Units who avail themselves of your services to accept the Offer.

        Please send any solicitation fees claim requests to Kingsdale Shareholder Services no later than 30 business days after the Expiry Time.

Expenses

        The fee arrangements described above shall constitute your total compensation, inclusive of all applicable taxes, for participating in the Soliciting Dealer Group. No expenses will be charged to SBT, the Offeror, Sprott Asset Manager LP, Sprott Physical Silver Trust or the Dealer Manager by any Member.

Deposit of SBT Units

        Please read the Offering Documents closely and follow the instruction for accepting the Offer. Each Member of the Soliciting Dealer Group will attach a summary analysis showing the number of SBT Units deposited by each unitholder client of such Member and must certify as to its accuracy. Kingsdale Shareholder Services, as Depositary for the Offer, will match each claim against those received either through CDS or DTC or directly from registered unitholders. Subject to the terms hereof, the Offeror has agreed to pay the fees described above for each and every SBT Unit outlined by such same analysis.

Submission Deadline for Tenders to the Offer

        The Expiry Time for the Offer is 5:00 p.m. (Toronto time) on September 18, 2015, unless extended or withdrawn. The submission deadline may be an earlier date indicated by the CDS participant, broker, custodian or bank.

        Additional copies of the Offering Documents are available from the Depositary and Information Agent at:

Kingsdale Shareholder Services

North American Toll Free Phone: 1-888-518-6805
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580
Outside North America, Banks and Brokers Call Collect: 416-867-2272

Advertising

        No Soliciting Dealer Group advertisements may be made without the consent of the Dealer Manager.

Compliance with Laws

        You will comply with all applicable laws, rules, regulations, securities regulatory policies and stock exchange rules, whether domestic, foreign, federal, national, provincial, state or otherwise, applicable to any solicitation of SBT unitholders to deposit SBT Units under the Offer.

Governing Law

        This Agreement is made pursuant to and shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. You and we hereby submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

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Acceptance

        Members of the Soliciting Dealer Group will only be entitled to solicitation fees if they have agreed to abide by the terms hereof as evidenced by returning a signed copy of this letter to the Dealer Manager.

        Your acceptance of this invitation to become a Member of the Soliciting Dealer Group and your agreement to observe the terms hereof should be given to us by signing the enclosed copy of this letter where indicated below and returning it, before September 18, 2015 to Glen Williams, Director of Communications, Sprott Group, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2700, Toronto, Ontario, Canada M5J 2J1, phone 416-943-4394, fax 416-943-6497, email gwilliams@sprott.com.

Sincerely,

SPROTT GLOBAL RESOURCE INVESTMENTS, LTD.

/s/ ROBERT VILLAFLOR

Robert Villaflor
Chief Executive Officer

        The undersigned hereby accepts the invitation to become a Member of the above-mentioned Soliciting Dealer Group and agrees to adhere strictly to the terms and conditions set forth in the foregoing Soliciting Dealer Group Agreement.

Date:

Firm:
Name:
Title:

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  Exhibit 2.1
SOLICITING DEALER GROUP AGREEMENT